Exhibit 107

Calculation of Filing Fee Table

S-3
(Form Type)

Farmer Bros. Co.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock (1)	415(a)(6)	—	—	—	—	—	S-3	333-260973	12/08/2021
Carry Forward Securities	Equity	Preferred Stock (1)	415(a)(6)	—	—	—	—	—	S-3	333-260973	12/08/2021
Carry Forward Securities	Other	Depositary Shares (2)	415(a)(6)	—	—	—	—	—	S-3	333-260973	12/08/2021
Carry Forward Securities	Other	Warrants (1)	415(a)(6)	—	—	—	—	—	S-3	333-260973	12/08/2021
Carry Forward Securities	Other	Purchase Contracts (1)	415(a)(6)	—	—	—	—	—	S-3	333-260973	12/08/2021
Carry Forward Securities	Other	Units (1)	415(a)(6)	—	—	—	—	—	S-3	333-260973	12/08/2021
Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)	—	—	$175,000,000 (3)	0.0000927	$16,222.50 (3)	S-3	333-260973	12/08/2021	$16,222.50

	Total Offering Amounts					(3)		(3)

	Total Fees Previously Paid							(3)

	Total Fee Offsets							(3)

	Net Fee Due							$0

(1)	Also includes such indeterminate principal amount, liquidation amount or number of securities as may be issued upon conversion or exchange of any securities that provide for conversion or exchange into other securities. Separate consideration may or may not be received by the registrant for securities that are issuable upon exercise, conversion or exchange of other securities. The aggregate maximum offering price of all securities offered and sold by the registrant pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $175,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency.

(2)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(3)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement only includes unsold securities that have been previously registered. Accordingly, there is no registration fee due in connection with this Registration Statement.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement consist of $175,000,000 unsold securities (the “Unsold Securities”) previously registered pursuant to the registrant’s Registration Statement on Form S-3 (Registration No. 333-260973) filed on November 10, 2021, and declared effective December 8, 2021 (the “Prior Registration Statement”). In connection with the filing of the Prior Registration Statement, the registrant paid a filing fee of $16,222.50 associated with the Unsold Securities (based on the filing fee rate in effect at the time of the filing of the Prior Registration Statement), which will continue to be applied to such Unsold Securities. Pursuant to Rule 415(a)(6), the offering of the Unsold Securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.